Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-165013) of The Pep Boys-Manny, Moe & Jack of our report dated June 27, 2012 relating to the financial statements and supplementary schedule of The Pep Boys Savings Plan, included in this annual report on Form 11-K for the year ended December 31, 2011.

/s/ ParenteBeard LLC
Philadelphia, Pennsylvania
June 27, 2012